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           DIGITAL ISLAND ANNOUNCES AGREEMENT TO ACQUIRE SOFTAWARE
              NETWORKS, A PIONEER IN DISTRIBUTED HOSTING SERVICES

    Acquisition to Add More Than 550 Customers to Digital Island, Including
                   Sega.com, Paramount Pictures and Fox Kids

     SAN FRANCISCO, July 17, 2000 - Digital Island, Inc. (NASDAQ: ISLD), a leading Global e-Business Delivery Network, announced today that it has reached a definitive agreement to acquire privately held SoftAware Networks Inc., a leading Internet provider of distributed hosting, for approximately 9.375 million shares of Digital Island common stock and $20 million in cash. Based on Digital Island's closing price on July 14, 2000, the transaction is valued at approximately $450 million.

     The combined company will have over 900 customers worldwide. Digital Island plans to integrate SoftAware Networks' QuickResponse Global Server Network (GSN), a service combining distributed hosting with a high-performance network infrastructure, with its e-Business Delivery Network - complementing Digital Island's suite of content delivery, hosting and network services. Digital Island also intends to integrate SoftAware Networks' Los Angeles facilities and personnel. Overall, the acquisition will accelerate Digital Island's penetration into media and entertainment markets.

     By adding SoftAware Networks' demonstrated engineering and technical leadership in the deployment and management of Intel-based hosting solutions, the acquisition will play a key role in Digital Island's build-out of its broadcast-scale streaming media network, primarily through the addition of SoftAware Networks' Windows expertise. In June, Digital Island announced that it is working with Compaq Computer, Intel and Microsoft to build the Internet's first broadcast-scale streaming media network capable of supporting up to 7.5 million simultaneous media streams.
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Digital Island Agrees to Acquire SoftAware Networks / Page 2

     "SoftAware is a pioneer in quick-response hosting that we believe has amassed a tremendous roster of customers, people and technology," said Ruann F. Ernst, chairman and CEO of Digital Island. "The combination is a natural extension of our e-Business Delivery Network, building a larger scale infrastructure that increases our regional presence and improves our participation in key market segments where rich interactive experiences drive customer transactions."

     In May, SoftAware Networks announced an agreement with Sega.com to help host and build SegaNet, a major high-speed online console gaming network. "The combination of Digital Island and SoftAware Networks will expand our ability to scale and manage the Sega Dreamcast Network," said Brad Huang, CEO of Sega.com. "The technology put in place by both companies, backed up by their world-class engineers, holds the promise to greatly enhance our applications for 3D multiplayer games, chats, tournaments and contests."

     "We view this acquisition as an extremely positive step for our customers, employees and business partners, who will all benefit from the additional breadth of services and global reach offered by Digital Island," said Marshall Rockwell, chairman and CEO of SoftAware Networks. "We share a vision of providing the best possible end-user experience as a strategic advantage in the Internet economy."

     The acquisition, which is subject to regulatory review, is expected to be finalized in Digital Island's current quarter, which ends September 30. Lehman Brothers acted as the exclusive financial advisor to Digital Island in this transaction.

     Founded in 1994, SoftAware Networks is building an ultra-low latency content distribution network delivering quick response times for highly interactive applications.
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Digital Island Agrees to Acquire SoftAware Networks / Page 3

The company also offers professional administrative services, co-location and Web hosting facilities. SoftAware currently serves more than 550 companies many of whose central Internet strategy depends on ultra-low latency content. Customers include Sega.com, Paramount Pictures, Fox Kids, Hollywood Stock Exchange and YellowOnline. www.softaware.com.
                           ------------------

     Digital Island(R) is a leading Global e-Business Delivery Network using hosting, content delivery, networking and application services to help companies improve their customers' online experience by making Web applications run faster and more reliably and scale globally, resulting in more successful e-Business transactions. Digital Island is headquartered in San Francisco with a presence in 25 countries. www.digitalisland.net.
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Important Notice

Digital Island is a registered trademark of Digital Island, Inc. Footprint is a trademark of Digital Island, Inc. All other trademarks are properties of their respective owners.

This release may contain forward-looking statements that are subject to risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include but are not limited to: the company's short operating history which makes it difficult to predict its future results of operations; the company's history of operating losses and expected future losses which could impede its ability to address the risks and difficulties encountered by companies in new and rapidly evolving markets; the company's future operating results could fluctuate which may cause volatility or a decline in the price of the company's stock; the possibility that the company may not be able to price its services above the overall cost of bandwidth causing its financial results to suffer; and other factors detailed in the Company's filings with the Securities and Exchange Commission.

                                      ###

Media contact at Digital Island:
Irwin Greenstein
415/738-4162
irwin@digitalisland.net

Investor Relations contact at Digital Island:
Sue Pirri
415/738-4673
spirri@digitalisland.net

Media contact at SoftAware Networks:
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Digital Island Agrees to Acquire SoftAware Networks / Page 4

Barry Sulpor
310/577-6849
bsulpor@softaware.com